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                                                                  EXHIBIT 99.181

SETZER, CHERYL
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FROM:                      dariush shirmohammadi
SENT:                      Tuesday, November 04, 1997 2:18 AM
TO:                        Jim Cribari; Jim Napier; Jim Robertson; Herb
                           Zimmerman; Terry McManus
CC:                        Andy Goletz; Steve Ingram; herb_zimmerman@oaot.com;
                           jim_napier@oaot.com%smtp
SUBJECT:                   Re: Note from Ziad on Variances



         We managed to address/close most of these variances tonight. And should be done with all the critical ones by tomorrow noon.

         I think that the ISO/BBS folks are going to take it easy on us on the Settlements subsystem. I negotiated a solution with them that should let us off the hook, if we get the right resources from ABB to perform some major bugs.

         However, what surprised me tonight was the large number of SI to Settlements data transfer errors. Energy schedules would not show up or turn into A/S schedules, etc. I thought we had tested this path carefully all of last week (Herb/Jim N. please confirm) . Tonight, I was verifying the hand-shake between SI and BBS as a means of ensuring (even showing off to ISO folks) the correct transfer of data between SI and Settlements. Unfortunately this step turned mainly into an embarrassing exercise. Thanks to Mel we climbed out of several jams but the data transfer is still flawed. As it stands, ISO will take over the machines around noon tomorrow.

         Dariush

_______________________________ Reply Separator ________________________________

Subject:      Note from Ziad on Variances
Author:       Terry McManus at PSCMerit6
Date:         11/2/97 11:55 PM


In addition to all outstanding Integration and ISST class 1 variances, the following Integration and ISST class 2 variances must be completed prior to the start of ODR scenario 3. ODR scenario begins at 6pm on Tuesday, 11/4. In order to test these variances, they should be completed by noon on Tuesday, 11/4. Those with "C" in the far left column have been prioritized as the most critical class 2 variances.

Integration class 2 variances:
   144   A resource was assigned to two SCs (ready for retest by ISO)
   206   Midnight procedures not set up in DBMS_JOB (ready for retest by ISO)
   221   DBMS_JOB submission script (ready for retest by ISO)
C  226   SI to BBS transfer (ready for retest by ISO)
C  236   Unable to purge HA schedules
   243 SC specific event file for event notification to WEB (ready for retest by ISO)
   247   Ancillary services gen spin reserve bid template - validation
   264 Oracle database privileges present security risk for SI (targeted completion of 11/3/97)
C  285   ISO MKT INFO - UDC load forecast - needs pull down for UDC IDs

ISST class 2 variances:
     3   DA preferred schedules error in SCWS
    10   Bid flag changes as DA becomes HA
    13   SCWS data needs to be cleared when resource associations are changed
    15   BEEP core dump on SI (ready for retest by ISO)

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C 97&31  COI downrating transfer error / DPF is note using branch group limits from OS
C   20   DPF convergence in the two--day forecast
C   21   Congestion management prices
    25   Unit quality codes in BEEP do not appear to be correct
    26   BEEP 5 minute ex-post pricing doesn't appear to be correct
C   27   CONG has a problem with calculating congestion zone prices
    30   SI generation quantity validation error on resources
    32   OS data entry problems
C   33   Network application controller (NAC) error
    37 BEEP failure during real time processing (this variance has not reoccured since approx. 14:30 on 11/1; will re-evaluate status on 11/3)


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